Exhibit 99.1

Regional Management Corp. Announces Second Quarter 2013 Results

Greenville, South Carolina – July 31, 2013 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, today announced results for the second quarter and six-month period ended June 30, 2013.

Second Quarter 2013 Highlights

•	Total second quarter 2013 revenue was $39.4 million, a 23.0% increase from the prior-year period.

•

Net income for the second quarter of 2013 was $6.7 million, a 0.5% increase from net income of $6.6 million in the prior-year period. Diluted earnings per share was $0.52 based on a diluted share count of 12.9 million.

•

Finance receivables as of June 30, 2013 were $460.4 million, an increase of 33.3% from the prior-year period. Annualized net charge-offs as a percentage of average finance receivables for the second quarter of 2013 were 6.7%, an increase from 6.1% in the prior-year period.

•	Same-store revenue growth[1] for the second quarter of 2013 was 17.2%. Same-store finance receivables growth for the second quarter of 2013 was 22.4%.

•	Opened 29 de novo branches and acquired 2 branches in the second quarter of 2013; as of June 30, 2013, Regional Management’s branch network consisted of 263 locations.

•

On May 14, 2013, Regional Management received an increase in the availability of the company’s senior revolving credit facility to $500 million from its previous amount of $325 million, with a maturity date of May 2016.

“We once again achieved strong top-line and same-store sales growth, a testament to the efforts of our entire Regional team,” said Thomas Fortin, Chief Executive Officer of Regional Management Corp. “Further, we had two other significant accomplishments in the quarter – the increase in our credit facility to $500 million, and the substantial completion of our 2013 de novo branch expansion strategy with the opening of 29 new branches. Our branch openings in the second quarter of 2013 far outpaced the 12 branch openings in the second quarter of 2012, which

[1]	Defined as stores open for at least 13 months.

increased our new branch expenses by approximately $0.6 million from last year’s second quarter. When combined with a year-over-year decline in our total yield, our efficiency ratio remained higher than normal. We will be watching both our yield and efficiency ratio in the back half of the year to ensure that they align more closely with our historical levels and overall strategy.”

Second Quarter 2013 Results

For the second quarter ended June 30, 2013, Regional Management reported total revenue of $39.4 million, a 23.0% increase from $32.0 million in the prior-year period. Interest and fee income revenue for the second quarter of 2013 was $34.9 million, a 23.9% increase from $28.2 million in the prior-year period, primarily due to a 33.3% year-over-year increase in finance receivables. Insurance and other income for the second quarter of 2013 was $4.5 million, a 16.2% increase from the prior-year period. Same-store revenue growth for the second quarter of 2013 was 17.2%.

Finance receivables outstanding at June 30, 2013 were $460.4 million, a 33.3% increase from $345.4 million in the prior-year period. Finance receivables increased due to the addition of 55 de novo branches and 2 acquired branches since June 30, 2012, as well as the increase in same-store finance receivables (stores open at least 13 months), which grew 22.4% in the second quarter.

Provision for credit losses in the second quarter of 2013 was $8.4 million versus $5.9 million in the prior-year period, primarily due to the increase in loan volume. Annualized net charge-offs as a percentage of average finance receivables for the second quarter of 2013 was 6.7%, an increase from 6.1% in the prior-year period.

General and administrative expenses for the second quarter of 2013 were $17.2 million, an increase of 29.5% from $13.3 million in the prior-year period, primarily due to increased personnel costs from opening and acquiring an additional 57 branches since June 30, 2012 and increased advertising costs. During the second quarter of 2013, Regional Management opened and acquired 31 new branches. Regional Management’s efficiency ratio – the percentage of general and administrative expenses compared to total revenue – in the second quarter of 2013 was 43.6%, an increase of 220 basis points from 41.4% in the prior-year period.

Net income for the second quarter of 2013 was $6.7 million, a 0.5% increase compared to net income of $6.6 million in the prior-year period. Diluted earnings per share for the second quarter of 2013 was $0.52, comparable with the prior-year period.

Six Month 2013 Results

For the six-month period ended June 30, 2013, Regional Management reported total revenue of $78.0 million, a 22.7% increase from $63.6 million in the prior-year period. Interest and fee income revenue for the six-month period ended June 30, 2013 was $69.0 million, a 24.8% increase from $55.2 million in the prior-year period. Insurance and other income for the six-month period ended June 30, 2013 was $9.0 million, an 8.1% increase from the prior-year period.

Provision for loan losses in the six-month period ended June 30, 2013 was $16.5 million versus $11.5 million in the prior-year period, primarily due to the increase in loan volume. Net charge-offs as a percentage of average finance receivables for the six-month period ended June 30, 2013 was 6.5%, an increase from 6.2% in the prior-year period.

General and administrative expenses for the six-month period ended June 30, 2013 were $33.6 million, an increase of 28.9% from $26.1 million in the prior-year period, primarily due to increased personnel costs from opening and acquiring an additional 57 branches since June 30, 2012. During the six months ended June 30, 2013, Regional Management opened and acquired 42 new branches. Regional Management’s efficiency ratio in the six-month period ended June 30, 2013 was 43.1%, an increase of 210 basis points from 41.0% in the prior-year period.

Net income for the six-month period ended June 30, 2013 was $13.6 million, a 15.7% increase compared to GAAP net income of $11.7 million in the prior-year period, and diluted earnings per share for the six-month period ended June 30, 2013 was $1.06 – based on a diluted share count of 12.8 million – compared to $1.05 in the prior-year period. On a pro forma basis, excluding one-time IPO expenses and applying the proceeds from the IPO to reduce outstanding debt, net income for the six-month period ended June 30, 2012 was $13.4 million and diluted earnings per share was $1.05 based on a diluted share count of 12.8 million.

Liquidity and Capital Resources

As of June 30, 2013, Regional Management had finance receivables of $460.4 million and outstanding debt of $302.3 million on its $500.0 million senior revolving credit facility and on its $1.5 million cash management line of credit.

Conference Call Information

The Company will host a conference call and webcast today at 5:00 PM Eastern. Both the call and webcast are open to the general public.

The dial-in number for the conference call is (866) 318-8612, passcode 18546184 – please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay of the call will be available two hours following the end of the call through midnight Eastern on Wednesday, August 7 at www.RegionalManagement.com and by telephone at (888) 286-8010, passcode 70895712.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, which represent Regional

Management’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks related to acquisitions and new branches; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management). Such factors are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management Corp. will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, furniture and appliance retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331

Media Relations

Kim Paone, (646) 277-1216

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

($ in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue
Interest and fee income	$34,920	$28,175	$68,966	$55,244
Insurance income, net	2,973	2,680	5,906	5,316
Other income	1,490	1,161	3,080	2,996

Total revenue	39,383	32,016	77,952	63,556

Expenses
Provision for loan losses	8,405	5,908	16,476	11,535
General and administrative expenses
Personnel	9,787	8,273	19,820	16,270
Occupancy	2,697	2,086	5,213	3,980
Advertising	1,347	632	1,852	1,225
Other	3,341	2,268	6,707	4,576
Consulting and advisory fees	—	—	—	1,451
Interest expense
Senior revolving credit facility and other debt	3,241	2,341	6,322	4,851
Mezzanine debt-related parties	—	—	—	1,030

Total interest expense	3,241	2,341	6,322	5,881

Total expenses	28,818	21,508	56,390	44,918

Income before income taxes	10,565	10,508	21,562	18,638
Income taxes	3,909	3,888	7,978	6,896

Net income	$6,656	$6,620	$13,584	$11,742

Net income per common share:
Basic	$0.53	$0.53	$1.08	$1.08

Diluted	$0.52	$0.52	$1.06	$1.05

Weighted average common shares outstanding:
Basic	12,584,942	12,452,112	12,543,888	10,894,419

Diluted	12,881,117	12,735,088	12,831,040	11,175,792

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except per share amounts)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Cash	$2,931	$3,298
Gross finance receivables	552,283	529,583
Less unearned finance charges, insurance premiums, and commissions	(91,841)	(92,024)

Finance receivables	460,442	437,559
Allowance for credit losses	(25,619)	(23,616)

Net finance receivables	434,823	413,943
Property and equipment, net of accumulated depreciation	6,991	5,111
Repossessed assets at net realizable value	822	711
Goodwill	363	363
Intangible assets, net	1,890	1,815
Other assets	12,124	9,750

Total assets	$459,944	$434,991

Liabilities and Stockholders’ Equity
Liabilities:
Deferred tax liability, net	$7,280	$5,947
Accounts payable and accrued expenses	4,930	6,096
Senior revolving credit facility	302,279	292,379
Other notes payable	—	—

Total liabilities	314,489	304,422
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000,000 shares authorized, no shares issued and outstanding at June 30, 2013 and December 31, 2012	—	—
Common stock, $0.10 par value, 1,000,000,000 shares authorized, 12,584,942 shares issued and outstanding at June 30, 2013; 1,000,000,000 shares authorized, 12,486,727 shares issued and outstanding at December 31, 2012	1,258	1,249
Additional paid-in-capital	81,451	80,158
Retained earnings	62,746	49,162

Total stockholders’ equity	145,455	130,569

Total liabilities and stockholders’ equity	$459,944	$434,991

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

($ in thousands)

	Components of Increase in Interest and Fee Income Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012 Increase (Decrease)
	Volume	Rate	Net
Small installment loans	$8,834	$(2,202)	$6,632
Large installment loans	(850)	(600)	(1,450)
Automobile purchase loans	1,736	(746)	990
Retail purchase loans	573	—	573

Total increase in interest and fee income	$10,293	$(3,548)	$6,745

	Three Months Ended June 30,
	2013	2012
Total Yield	35.5%	38.9%
Average net finance receivables	$444,347	$329,260

	Loans Originated (1) Three Months Ended June 30,
	2013	2012
Small installment loans	$160,291	$98,925
Large installment loans	14,621	20,423
Automobile purchase loans	34,872	35,404
Retail purchase loans	8,202	10,171

Total finance receivables	$217,986	$164,923

(1)	Represents gross balance of loan originations, including unearned finance charges

	Three Months Ended June 30,
	2013		2012
	Amount	Percentage of Average Finance Receivables (Annualized)	Amount	Percentage of Average Finance Receivables (Annualized)
Net charge-offs as a percentage of average finance receivables	$7,416	6.7%	$4,988	6.1%

	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Provision for credit losses	$8,405	21.3%	$5,908	18.5%
General and administrative expenses	$17,172	43.6%	$13,259	41.4%

	Amount	Growth Rate	Amount	Growth Rate
Same store finance receivables at period-end/Growth rate	$413,975	22.4%	$291,233	16.3%
Same store revenue growth rate		17.2%		10.8%
Number of branches in calculation	193		146

	Components of Increase in Interest and Fee Income Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012 Increase (Decrease)
	Volume	Rate	Net
Small installment loans	$16,440	$(4,302)	$12,138
Large installment loans	(1,016)	(1,026)	(2,042)
Automobile purchase loans	3,618	(1,341)	2,277
Retail purchase loans	1,380	(31)	1,349

Total increase in interest and fee income	$20,422	$(6,700)	$13,722

	Loans Originated (1) Six Months Ended June 30,
	2013	2012
Small installment loans	$262,001	$155,736
Large installment loans	29,357	32,940
Automobile purchase loans	67,578	65,544
Retail purchase loans	17,125	16,904

Total finance receivables	$376,061	$271,124

(1)	Represents gross balance of loan originations, including unearned finance charges

	Six Months Ended June 30,
	2013		2012
	Amount	Percentage of Average Finance Receivables (Annualized)	Amount	Percentage of Average Finance Receivables (Annualized)
Net charge-offs as a percentage of average finance receivables	$14,472	6.5%	$10,055	6.2%

	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Provision for credit losses	$16,476	21.1%	$11,535	18.1%
General and administrative expenses	$33,592	43.1%	$26,051	41.0%

	Finance Receivables As of June 30,
	2013	2012
Small installment loans	$206,650	$120,675
Large installment loans	44,369	53,604
Automobile purchase loans	178,865	150,292
Retail purchase loans	30,558	20,840

Total finance receivables	$460,442	$345,411

	As of June 30,
	2013		2012
	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables
Allowance for credit losses	$25,619	5.6%	$20,780	6.0%
Over 30 days contractually delinquent	$28,830	6.3%	$21,071	6.1%
Over 90 days contractually delinquent	$10,534	2.3%	$7,063	2.0%
Over 180 days contractually delinquent	$2,763	0.6%	$1,880	0.5%
Number of branches at period end	263		206

Regional Management Corp. and Subsidiaries

Unaudited Pro Forma Consolidated Statements of Income

For the Six Months Ended June 30, 2012

($ in thousands except per share amounts)

	Actual	Pro Forma Adjustments		Pro Forma
Revenue
Interest and fee income	$55,244	$—		$55,244
Insurance income	5,316	—		5,316
Other income	2,996	—		2,996

Total revenue	63,556	—		63,556

Expenses
Provision for credit losses	11,535	—		11,535
General and administrative expenses
Personnel	16,270	140	(1)	16,410
Occupancy	3,980	—		3,980
Advertising	1,225	—		1,225
Other	4,576	—		4,576
Consulting and advisory fees	1,451	(1,451	)(2)	—
Interest expense
Senior revolving credit facility and other debt	4,851	(247	)(3)	4,604
Mezzanine debt-related parties	1,030	(1,030	)(4)	—

Total interest expense	5,881	(1,277)		4,604

Total expenses	44,918	(2,588)		42,330

Income before income taxes	18,638	2,588		21,226
Income taxes	6,896	942	(5)	7,838

Net income	$11,742	$1,646		$13,388

Net income per common share
Basic	$1.08			$1.07

Diluted	$1.05			$1.05

Weighted average shares outstanding:
Basic	10,894,419			12,486,727

Diluted	11,175,792			12,768,100

(1)	Represents additional compensation expense associated with the grant of options upon consummation of the initial public offering.
(2)	Represents a termination fee of $1,125, combined with the $326 we paid our former majority stockholders and sponsors for the three months ended March 31, 2012. The agreements with the former majority stockholders and sponsors terminated with the completion of the initial public offering.
(3)	Reflects reduction in interest expense as a result of payment of $13,229 in aggregate principal amount of our senior revolving credit facility, offset in part by an unused line fee of 0.50%. Also reflects a reduction in the interest rate under our senior revolving credit facility from one month LIBOR (with a LIBOR floor of 1.00%) plus 3.25% to one month LIBOR (with a LIBOR floor of 1.00%) plus 3.00%.
(4)	Reflects reduction in interest expense as a result of the repayment of the $25,814 in aggregate principal amount of our mezzanine debt, which accrued interest at a rate of 15.25% per annum.
(5)	Reflects an increase in income taxes as a result of the increase in income before taxes.